FIFTH AMENDMENT TO THE
HEWLETT-PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN

        The Hewlett-Packard Company Tax Saving Capital Accumulation Plan (the “Plan”) is amended in the following respect, effective January 1, 2002, unless specifically stated otherwise; provided, however, that any reference to section 132(f)(4) of the Internal Revenue Code in any provision of the Plan as amended herein is effective January 1, 2001:

1.      Section 2 of the Plan

The words “for at least twelve months” where they appear in the flush language immediately following Section 2(a)(iii) of the Plan shall be replaced by the words “for at least six months”.

2.      Section 3(a) of the Plan

Effective January 1, 2003, the words “twenty percent (20%)” where they appear in section 3(a) of the Plan shall be replaced by the words “fifty percent (50%)".

3.      Sections 4(a), 4(b) and 4(c) of the Plan

Effective January 1, 2003, Sections 4(a), 4(b), and 4(c) shall be amended to read as follows:

        “(a)        Amount. The Participating Companies shall make Regular Company Contributions to the Plan for each payroll period in an amount equal to the sum of: (i) one hundred percent (100%) of the Deferred Contributions of each Participant made to the Plan up to the first three percent (3%) of Covered Compensation deferred during such payroll period, plus (ii) fifty percent (50%) of the Deferred Contributions of each Participant made to the Plan for the next two percent (2%) of Covered Compensation deferred during such payroll period.

        (b)        Additional Amounts. In addition to the Regular Company Contributions made pursuant to Section 4(a) above, for each Plan Year the Participating Companies shall make as Regular Company Contributions:

             (1)       the amount equal to the difference, if any, between: (a) 100% of the total Deferred Contributions that were made pursuant to Section 4(a)(i) on behalf of each Participant during such Plan Year that were not in excess of three percent (3%) of each Participant’s Covered Compensation for such Plan Year and (b) the Regular Company Contributions made pursuant to Section 4(a)(i) for each Participant for such Plan Year, plus

             (2)       the amount equal to the difference, if any, between: (a) fifty percent (50%) of the total Deferred Contributions that were made pursuant to 4(a)(ii) on behalf of each Participant during such Plan Year that were not in excess of the next two percent (2%) of each Participant’s Covered Compensation for such Plan Year and (b) the Regular Company Contributions made pursuant to Section 4(a)(ii) for each Participant for the Plan Year.

        (c)        Time and Form of Contribution. All Regular Company Contributions made under Section 4(a) shall be paid to the Trustee and invested pursuant to Section 8 as soon as reasonably practicable. All Regular Company Contributions made under Section 4(b) shall only be allocated among the Regular Company Contribution Accounts of all Participants who are Employees on the Company’s last business day of the applicable Plan Year. Participating Companies may make Regular Company Contributions in either cash or, in the case of Regular Company Contributions to be invested in the Stock Fund, Stock. In determining the amount of Regular Company Contributions for any Plan Year, Stock contributed for such Plan Year shall be valued at the closing price of Stock as quoted on the New York Stock Exchange on the last Payday (or the next preceding trading day if the Payday is not a trading day) of the payroll period for which the contribution is made.”

4.      Section 6(a) of the Plan

a. The words “thirty thousand dollars ($30,000)” where they appear in section 6(a)(i) of the Plan shall be replaced by the words “forty thousand dollars ($40,000)".

b. The words “twenty-five percent (25%)” where they appear in section 6(a)(ii) of the Plan shall be replaced by the words “one hundred percent (100%)".

5.      Section 6 of the Plan

a. The words “by reason of section 125 of the Code” where they appear in Section 6(d)(ii) of the Plan shall be replaced by the words “by reason of sections 125, 132(f)(4) and 457 of the Code”.

b.         Effective January 1, 1998, section 6(e) shall be added to the Plan to state, “For the purposes of the definition of compensation under Section 6(d)(ii), Section 19(j), Section (c)(vi) of Appendix A, Section 1(y) of Appendix B, and Section 1(bb) of Appendix B, amounts under section 125 of the Code include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under section 125 of the Code only if the Company (or Participating Company, if applicable) does not request or collect information regarding the Participant’s other health care coverage as part of the enrollment process for the health plan.”

6.        Section 11(b)(ii)(C) of the Plan

Section 11(b)(ii)(C) of the Plan shall be amended in its entirety to read as follows: “The Participant’s contributions to the Plan, and the Company’s Employee Stock Purchase Plan, will be suspended for at least 12 months after the receipt of the hardship distribution; provided, however, that effective January 1, 2002, the 12 month suspension period described in this Section shall be reduced to 6 months and such 6 month period shall be applicable to any hardship withdrawal taken prior to January 1, 2002 in which the suspension period extended beyond January 1, 2002; and”

7.         Section 11(b)(ii)(D) of the Plan

Section 11(b)(ii)(D) of the Plan shall be deleted in its entirety.

8.         Section 16 of the Plan

Section 16 of the Plan shall be amended in its entirety to read as follows:

"SECTION 16.        CLAIMS PROCEDURE

      (a)        Claims for Benefits.

      (i)       Except for the cashout of Plan Benefits pursuant to Sections 10(b) and (c) or as required under section 401(a)(9) of the Code, no Plan Benefit will be paid to or on behalf of a Participant under the Plan until the Participant (or the Participant’s Beneficiary or an alternate payee) has filed a claim for benefits which contains all information which may be needed to determine the amount and form of any payment due hereunder. Such information shall include, without limitation: the Participant’s date of birth; the Participant’s marital status; the name, address and birth date of the Participant’s Beneficiary, if any; and copies of such proof of age or marital status as the Company may request.

      (ii)       All claims for benefits under the Plan must be made in the manner prescribed by the Company. All inquiries concerning benefits under the Plan shall be submitted to the Company and shall be addressed as follows: “Plan Administrator, Hewlett-Packard Company Tax Saving Capital Accumulation Plan, 3000 Hanover Street, Palo Alto, CA 94304.”

      (iii)       Pursuant to Section 14, the Company, or its delegate, is the “plan administrator” with full discretion and final authority to interpret the terms of the Plan and to decide all questions involving claims submitted under the Plan.

     (b)        Denial of Claim. In the event any claim for benefits is denied, in whole or in part, the plan administrator shall notify the claimant of such denial in writing and shall advise the claimant of his or her right to appeal the denial. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for the denial, specific references to the Plan provisions on which the denial is based, a description of any information or material necessary for the claimant to perfect his or her claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following denial on appeal. Such written notice shall be given to the claimant within 90 days after the plan administrator receives his or her claim, unless special circumstances require additional time for processing. If additional time for processing is required, written notice shall be furnished to the claimant prior to the termination of the initial 90-day period. Such notice shall indicate the special circumstances requiring the extension of time and the date by which the plan administrator expects to render its decision on the claim for benefits. In no event shall the decision of the plan administrator be rendered more than 180 days after the claim is received.”

9.       Section 17 of the Plan

Section 17 of the Plan shall be amended in its entirety to read as follows:

"SECTION 17.       REVIEW PROCEDURE

     (a)        Plan Administrator Discretion. Pursuant to Section 14, the Company, or its delegate, is the “plan administrator” with full discretion and final authority to interpret the terms of the Plan and to decide all questions involving appeals submitted under the Plan.

     (b)        Right To Appeal. Any person whose claim for benefits is denied, in whole or in part, or such person’s authorized representative, may appeal from the denial by submitting a written request for review of the claim to the plan administrator within 60 days after receiving written notice of the denial. The plan administrator shall give the claimant (or the claimant’s representative) an opportunity to review pertinent documents in preparing a request for review. The claimant will be provided with an opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (that is not privileged or protected). On appeal, the plan administrator will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     (c)        Form of Request for Review. A request for review must be made in writing and shall be addressed as follows: “Plan Administrator, Hewlett-Packard Company Tax Saving Capital Accumulation Plan, 3000 Hanover Street, Palo Alto, CA 94304.” A request for review shall set forth all of the grounds upon which it is based, all facts in support thereof and any other matters which the claimant deems pertinent. The plan administrator may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review.

     (d)        Time for Plan Administrator Action. The plan administrator shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require additional time for review. If additional time for review is required, written notice shall be furnished to the claimant prior to the end of the initial 60-day period, indicating the date by which the plan administrator expects to render its decision on the request for review and the special circumstances requiring the extension of time. In no event shall the decision on review be rendered more than 120 days after the claimant’s request for review is received by the plan administrator.

     (e)        Decision on Review. Within the time prescribed by Section 17(d), the plan administrator shall give written notice of its decision to the claimant. In the event the plan administrator confirms the denial of the claim for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial and specific references to the Plan provisions on which the decision was based. The notice will also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim (that is not privileged or protected), and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. In the event that the plan administrator determines that the claim for benefits should not have been denied, in whole or in part, appropriate remedial action shall be taken as soon as reasonably practicable after receiving notice of the plan administrator’s decision.

     (f)        Rules and Procedures. The plan administrator shall establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 17. The plan administrator may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at his or her own expense.

     (g)        Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant: (i) has submitted a claim (in the manner prescribed by the Company) for benefits; (ii) has been notified that the claim is denied; (iii) has filed a written request for a review of the claim in accordance with this Section 17; and (iv) has been notified in writing that the plan administrator has affirmed the denial of the claim.”

10.      Section 19(j) of the Plan

     a.        Effective January 1, 2003, the words “and pursuant to sections 132(f)(4) and 457 of the Code” shall be added immediately after the words “Cafeteria Plan” in first sentence of the first paragraph of Section 19(j) of the Plan.

     b.        Effective January 1, 2003, the phrase “, pay received under the Hewlett-Packard Company Disability Plan (the “Disability Plan”) that is paid by the Company’s disability claims administrator, on behalf of a Participating Company, to a Participant who is on “transitional return to work status” under the Disability Plan (within the meaning of such plan)” where it appears in the second sentence of the first paragraph of Section 19(j) of the Plan shall be deleted.

     c.        The phrase “$150,000” where it appears in the second paragraph of Section 19(j) of the Plan shall be replaced with the phrase “$200,000".

    d.        The phrase “, which amount for the Plan Year beginning January 1, 2000 is $170,000” where it appears in the second paragraph of Section 19(j) of the Plan shall be deleted.

11.      Section 19(n)(ii) of the Plan

        Effective January 1, 2003, Section 19(n)(ii) of the Plan shall be deleted in its entirety and replaced with “(ii) an Employee who is eligible for and receiving benefits under the Hewlett-Packard Company Disability Plan on account of a period of disability in excess of twenty-six (26) weeks”.

12.     Section (c)(vi) of Appendix A of the Plan

        Section (c)(vi) of Appendix A shall be amended to read as follows:

     a.        The words “by reason of section 125 of the Code” where they appear in Section (c)(vi) of Appendix A of the Plan shall be replaced by the words “by reason of sections 125, 132(f)(4) and 457 of the Code”.

     b.        The phrase “$150,000” where it appears in Section (c)(vi) of Appendix A of the Plan shall be replaced with the phrase “$200,000".

     c.        The phrase “, which amount for the Plan Year beginning January 1, 2000 is $170,000” where it appears in Section (c)(vi) of Appendix A of the Plan shall be deleted.

13.      Appendix B of the Plan

Appendix B of the Plan shall be amended to read as follows:

     a.        The words “which amount for the calendar year beginning January 1, 2000 is $10,500” where they appear in Section 1(g) of the Appendix B of the Plan shall be deleted.

     b.        Section 1(p) of Appendix B of the Plan shall be amended in its entirety to state, “(p) [removed]".

     c.        The words “under section 125 of the Code” where they appear in the third to the last paragraph of Section 1(y) of Appendix B of the Plan shall be replaced with the words “under sections 125, 132(f)(4) and 457 of the Code”.

     d.        The phrase “$150,000” where it appears in the second to the last paragraph of Section 1(y) of Appendix B of the Plan shall be replaced with the phrase “$200,000".

     e.        The phrase “, which amount for the Plan Year beginning January 1, 2000 is $170,000” where it appears in the second to the last paragraph of Section 1(y) of Appendix B of the Plan shall be deleted.

     f.        The words “under section 125 of the Code” where they appear in Section 1(bb) of Appendix B are hereby replaced with the words “under sections 125, 132(f)(4) and 457 of the Code”.

     g.        Section 4 of Appendix B of the Plan shall be deleted in its entirety.

14.      Section 2(c) of Appendix C of the Plan

Section 2(c) of Appendix C of the Plan shall be amended to read as follows:

     “(c)        “Eligible Retirement Plan” means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, an annuity contract described in section 403(b) of the Code, an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan, or a qualified trust described in section 401(a) of the Code, that accepts a Distributee’s Eligible Rollover Distribution. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.”

        This Fifth Amendment is hereby adopted this 20th day of December 2002.

HEWLETT-PACKARD COMPANY
By: /s/ Susan Bowick
Susan Bowick, Senior Vice President HP Human Resources